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Exhibit 3(c)

                        CONSTELLATION ENERGY GROUP, INC.

                            CERTIFICATE OF CORRECTION


     CONSTELLATION ENERGY GROUP, INC., a Maryland corporation, having its principal office in Baltimore, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: This Certificate of Correction corrects the Articles of Amendment and Restatement of the Corporation (hereinafter referred to as the "Articles").

     SECOND: The name of the party to the Articles being corrected is Constellation Energy Group, Inc.

     THIRD: The Articles were filed for record with the State Department of Assessments and Taxation of Maryland on April 30, 1999.

     FOURTH: As previously filed, Article Sixth, Paragraph (a)(ii), of the Articles stated: "the balance, two hundred fifty million (250,000,000) shares without par value, is Common Stock of which one hundred fifty-one million, eleven thousand, six hundred and sixty-three (151,011,663) shares have either been issued and are now outstanding or have been reserved for issuance and forty-eight million, nine hundred eighty-eight thousand, three hundred thirty-seven (48,988,337) shares are authorized but unissued and unreserved."


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     FIFTH: Article Sixth, Paragraph (a)(ii), of the Articles, is hereby corrected to state: "the balance, two hundred fifty million (250,000,000) shares without par value, is Common Stock of which one hundred fifty-one million, eleven thousand, six hundred and sixty-three (151,011,663) shares have either been issued and are now outstanding or have been reserved for issuance and ninety-eight million, nine hundred eighty-eight thousand, three hundred thirty-seven (98,988,337) shares are authorized but unissued and unreserved."

     SIXTH: This Certificate of Correction does not:

     (1) Alter the wording of any resolution which was adopted by the Board of Directors or the stockholders of any party to the Articles; or

     (2) Make any other change or amendment which would not have complied in all respects with the requirements of the Corporations and Associations Article of the Annotated Code of Maryland at the time the Articles were filed;

          or

     (3)     Change the effective date of the Articles; or

     (4) Affect any right or liability accrued prior to the filing hereof, except that any right or liability accrued or incurred by reason of the error or defect being corrected shall be extinguished by the filing of this Certificate of Correction if the person having the right has not detrimentally relied on the articles before said correction.

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     IN WITNESS WHEREOF, Constellation Energy Group, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President, Finance and Accounting, Chief Financial Officer and Secretary, and its corporate seal to be hereto affixed, duly attested by its Treasurer on _________, 1999, who each hereby (i) acknowledge that the execution of this Certificate of Correction is the act of Constellation Energy Group, Inc., and (ii) state that to the best of their respective knowledge, information and belief, the matters and facts set forth herein are true in all material respects, such statement being made under the penalties of perjury.

                                      CONSTELLATION ENERGY GROUP, INC.


                                      By:______________________________________
                                         David A. Brune
                                         Vice President, Finance and Accounting,
                                         Chieft Financial Officer, and Secretary

SEAL:  CONSTELLATION
       ENERGY GROUP, INC.
       INCORPORATED
       September 22, 1995



Attest:_______________________________
       Thomas E. Ruszin, Jr.
       Treasurer

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